EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                                       OF
                             TRIAD COMPRESSOR, INC.
                                   NAME CHANGE

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                                       OF

                             TRIAD COMPRESSOR, INC.

Filed in the Office of the
Secretary of State of the
State of Nevada
Mar 16 1998
No. C30645-98
Dean Heller, Secretary of State

         Pursuant to the provisions of the Nevada Business Corporations Act, the Undersigned corporation adopts the following amendment to the Articles of Incorporation by way of shareholder consent.

         1. The following amendment of the Articles of Incorporation was adopted by shareholder consent by a majority of the shareholders of the corporation on December 31, 1998, said articles are hereby amended and shall read as follows:

                                    ARTICLE I
                                      NAME

                  The name of the corporation is Triad Innovations, Inc.

         2. The number of shares of the corporation outstanding at the time of adoption was approximately 14 million shares and the number of shares entitled to vote thereon were the same.

         3.       The  number of shares  voting consenting  to the  action  was
                  5,700,000.    The  shareholders  consenting  to  the  action
                  represented a  majority of the issued  and outstanding shares.


         EFFECTIVE THE 31ST day of December, 1998.

                                                 /S/ROBERT KROPF
                                                 Robert Kropf, Vice President

         /S/ROBERT KROPF
         Robert Kropf, Secretary